Exhibit 99.1

December 2, 2003

Notice of Blackout Period
To Directors and Executive Officers of Perot Systems Corporation

The Perot Systems Corporation Retirement Savings Plan (“Plan”) is changing its recordkeeping and administrative services provider, effective January 1, 2004, from Putnam Fiduciary Trust Company to JP Morgan Retirement Plan Services LLC.

During the period beginning at 1 p.m. Eastern time on Wednesday, December 24, 2003, and ending on a day yet to be determined during the week of January 18, 2004 (the “Blackout Period”), participants in the Plan will be unable to reallocate or make investment changes to their individual accounts, which in some cases includes changes in their holdings of Perot Systems Corporation’s Class A Common Stock (“Common Stock”). Participants in the Plan will also be unable to obtain a distribution from the Plan, request a loan or change their contributions to the Plan.

As required by Section 306 of the Sarbanes-Oxley Act, during the Blackout Period directors and executive officers of Perot Systems Corporation may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of Perot Systems Corporation, including Common Stock and options to acquire Common Stock, that was acquired in connection with his or her service or employment as a director or executive officer, unless the applicable transaction is exempt.

During the Blackout Period, you can call Charles Bell at (972) 577-0000 for information about the Blackout Period, including a current estimate of when the Blackout Period will end, and whether a proposed transaction would be exempt.

If you have any questions about this notice, please contact Charles Bell at 2300 West Plano Parkway, Plano, TX 75075.